Exhibit 99.1
REGENT COMMUNICATIONS REPORTS SECOND QUARTER 2007 RESULTS
Second Quarter Revenue Growth Outperforms Industry
Integrated Digital Strategy Proceeding on Plan
Full-Year Revenues on Track to Exceed $100 million
Cincinnati, OH, August 7, 2007 — Regent Communications, Inc. (NASDAQ: RGCI) announced today financial results for the quarter and six months ended June 30, 2007.
For the second quarter of 2007, net broadcast revenues increased 25.3% to $26.4 million from $21.1 million reported for the second quarter of 2006. For the same period, station operating expenses increased 19.5% to $16.8 million in 2007 from $14.1 million in 2006. The Company reported net income of $3.0 million for the quarter, or $0.08 per share, compared with reported net income of $2.0 million, or $0.05 per share, in the same period last year.
For the first six months of 2007, net broadcast revenues increased 26.8% to $48.4 million compared to $38.2 million in the same period of 2006. For the same period, station operating expenses increased 20.3% to $32.5 million in 2007 from $27.0 million in 2006. The Company reported net income of $1.8 million for the first six months of 2007, or $0.05 per share, compared with reported net income of $2.1 million, or $0.05 per share, in 2006.
“We executed against our strategy on all fronts during the second quarter,” said Bill Stakelin, President and CEO of Regent Communications. “Our revenues once again outperformed the industry and the majority of our peers, as we focused on monetizing our leading audience shares and driving local ad sales. We also made significant progress in implementing our online strategy, as we move forward in launching a fully integrated web platform across our station group. Overall, we believe the concerted investments we are making in our content, promotion and digital infrastructure will further increase the value of our assets and enhance our ability to drive revenue and cash flow. We are well on track to exceed $100 million in revenues in 2007.”
Below is the Company’s condensed consolidated statements of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Broadcast revenues, net of agency commissions	$26,392	$21,067	$48,437	$38,185
Station operating expenses	16,846	14,092	32,477	26,987
Corporate general and administrative expenses	2,048	1,656	4,062	3,425
Depreciation and amortization	1,100	1,095	2,979	2,277
Gain on sale of long-lived assets	(1)	(5)	(1)	(25)

Operating income	6,399	4,229	8,920	5,521
Interest expense	(4,293)	(1,339)	(8,417)	(2,564)
Realized and unrealized gain on derivatives	3,091	—	2,501	—
Other income, net	47	19	99	63

Income from continuing operations before income taxes	5,244	2,909	3,103	3,020
Income tax expense	(2,205)	(1,029)	(1,269)	(1,076)

Income from continuing operations	3,039	1,880	1,834	1,944
Gain on discontinued operations, net of income tax expense	1	132	7	132

Net income	$3,040	$2,012	$1,841	$2,076

Basic net income per common share:
Income from continuing operations	$0.08	$0.05	$0.05	$0.05
Gain on discontinued operations	$0.00	$0.00	$0.00	$0.00

Net income	$0.08	$0.05	$0.05	$0.05
Diluted net income per common share:
Income from continuing operations	$0.08	$0.05	$0.05	$0.05
Gain from discontinued operations	$0.00	$0.00	$0.00	$0.00

Net income	$0.08	$0.05	$0.05	$0.05

Common shares for basic calculation	38,282	40,593	38,244	41,063
Common shares for diluted calculation	38,324	40,593	38,272	41,064
Non-GAAP Financial Measures
Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net revenue, same station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income, net income, or cash provided by operating activities as an indicator of Regent’s performance or liquidity.

Station operating income
Second quarter 2007 station operating income increased 36.9% to $9.5 million from $7.0 million in the same period in 2006. For the six months ended June 30, 2007, station operating income increased 42.5% to $16.0 million from $11.2 million reported for the same period in 2006.
The Company believes that station operating income is a performance measure that helps investors better understand radio station operations. Additionally, Regent and other media companies have customarily been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income, which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Station operating income	2007	2006	2007	2006

Operating income	$6,399	$4,229	$8,920	$5,521

Plus:
Corporate general and administrative expenses	2,048	1,656	4,062	3,425
Depreciation and amortization	1,100	1,095	2,979	2,277
Less:
Gain on sale of long-lived assets	1	5	1	25

Station operating income	$9,546	$6,975	$15,960	$11,198

Same station results
On a same station basis, which includes results from stations owned and operated in continuing operations during the entire second quarter for both the 2007 and 2006 periods and excludes barter, net broadcast revenue for the second quarter of 2007 increased 1.4% to $20.5 million from $20.2 million in the second quarter of 2006. Same station operating income was flat in the second quarter of 2007 compared to the second quarter of 2006. The Company believes that a same station presentation is important to investors as it provides a measure of performance of radio stations that were owned and operated by Regent in the second quarter of 2006 as well as the current quarter and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income to same station net broadcast revenue and same station operating income (in thousands):

	Three Months Ended
	June 30,
Same Station Net Broadcast Revenue	2007	2006

Net broadcast revenue	$26,392	$21,067

Less:
Net results of stations not included in same station category	5,024	25
Barter transactions	836	801

Same station net broadcast revenue	$20,532	$20,241

	Three Months Ended
	June 30,
Same Station Operating Income	2007	2006

Operating income	$6,399	$4,229

Plus:
Corporate general and administrative expenses	2,048	1,656
Depreciation and amortization	1,100	1,095

Less:
Gain on sale of long-lived assets	1	5

Station operating income	9,546	6,975

Adjustments:
Net results of stations not included in same station category	(2,485)	70
Barter transactions	72	92

Same station operating income	$7,133	$7,137

Free cash flow
Free cash flow is defined as net income plus depreciation, amortization, and other non-cash expenses, less maintenance capital expenditures and net gains on the sale of stations and long-lived assets. Free cash flow decreased 18.5% to $2.8 million in the second quarter of 2007 from $3.5 million in the second quarter of 2006. For the six months ended June 30, 2007, free cash flow decreased 39.7% to $2.9 million in 2007 from $4.7 million in 2006. Free cash flow in the second quarter and year to date periods of 2007 were negatively impacted by increased interest rates and increased borrowings related to acquisitions in the fourth quarter of 2006. The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands):

	Three Months Ended		Six months ended
	June 30,		June 30,
Free Cash Flow	2007	2006	2007	2006

Net income	$3,040	$2,012	$1,841	$2,076

Add:
Depreciation and amortization (1)	1,100	1,162	2,979	2,439
Non-cash interest expense	192	92	284	184
Non-cash taxes (2)	2,152	1,096	1,243	1,142
Other items, net (3)	383	251	543	473

Less:
Non cash unrealized gain on derivatives	2,840	—	1,999	—
Maintenance capital expenditures	728	700	1,215	1,036
Digital upgrade capital expenditures	465	436	819	539

Free cash flow	$2,834	$3,477	$2,857	$4,739

(1)	Includes depreciation and amortization reclassified to discontinued operations

(2)	Includes taxes reclassified to discontinued operations

(3)	Includes: non-cash compensation; barter; and gain on the sale of long-lived assets
The most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Free Cash Flow	2007	2006	2007	2006

Net cash provided by operating activities	$1,590	$2,599	$3,596	$5,430

Less:
Other non-cash expense, net	219	188	395	344

Plus:
Changes in operating assets and liabilities	2,656	2,202	1,692	1,228

Less:
Maintenance capital expenditures	728	700	1,215	1,036
Digital upgrade capital expenditures	465	436	819	539

Free cash flow	$2,834	$3,477	$2,857	$4,739

Selected Data
At June 30, 2007 outstanding debt was approximately $215.4 million and cash was approximately $1.3 million. Total capital expenditures in the second quarter ended June 30, 2007 were approximately $1.2 million.

Outlook
Regent has adopted a policy to provide guidance to investors regarding our financial prospects. The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Regent undertakes no obligation to update these statements.
Regent projects third quarter 2007 reported consolidated net broadcast revenues and station operating income of approximately $26.2 to $26.8 million and $9.3 to $9.7 million, respectively. Regent expects earnings per share of approximately $0.04 per share. The following table reconciles projected operating income, which the Company believes is the most directly comparable GAAP measure, to station operating income (in millions):

	Three Months Ending
	9/30/2007
	Guidance Range
Station Operating Income	Lower	Upper

Operating income	$6.3	$6.7

Plus:
Corporate general and administrative expenses	1.9	1.9
Depreciation and amortization	1.1	1.1

Station operating income	$9.3	$9.7

The Company expects same station net broadcast revenue to be flat to down low single digits for the third quarter of 2007 compared to the third quarter of 2006. The Company expects capital expenditures for the third quarter to be approximately $0.9 million, including approximately $0.2 million related to the conversion of stations to digital technology.
Teleconference
The Company will host a teleconference to discuss its second quarter results on Tuesday, August 7th at 9:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8767 ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Tuesday, August 14, 2007, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 8982779. The webcast will also be archived on the Company’s website for 30 days.
Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 68 stations located in 14 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; the ability to manage growth; the ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies, including uncertainties surrounding recent Federal Communication Commission rules regarding broadcast ownership limits. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.
Contact:

Tony Vasconcellos	Dan Harris
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030